Exhibit 4.10

STEAMSHIP SHIPBROKING ENTERPRISES INC.

THIS AGREEMENT dated this 7th day of March 2023 by and between OceanPal Inc., a Marshall Islands company having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Company”) and Steamship Shipbroking Enterprises Inc. a Marshall Islands company having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Broker”).

BY WHICH, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.         The Company. OceanPal Inc. is a global provider of shipping transportation services through its ownership of dry bulk vessels (the “Vessels”). The Company’s Vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

2.          Engagement. The Company hereby engages the Broker to act as broker for the Company and for any of its affiliated companies that own Vessels managed by Diana Wilhelmsen Management Limited as directed by the Company to assist the Company in the provision of the services by providing to the Company or to an entity designated by the Company from time to time, brokerage services relating to the purchase, sale or chartering of Vessels, brokerage services relating to the repairs and other maintenance of Vessels, and any relevant consulting services permitted by Greek laws or the Broker’s Law 27/1975 license (collectively the “Brokerage Services”), and the Broker hereby accepts such appointment.

3.         Duration. The duration of the engagement shall be for a term of 12 (twelve) months commencing the 1st  day of January 2023 and ending (unless terminated earlier on the basis of any other provision of this Agreement) on the 31st  day of December 2023 and shall be automatically renewed for further periods of one (1) calendar year, (the said period as it may be extended being hereinafter referred to as the “Term”).

4.          Representations of Broker. The Broker represents that it has personnel fully qualified, without the benefit of any further training or experience and has obtained all necessary permits and licenses, to perform the Brokerage Services. The duties of the Broker shall be offered on a worldwide basis. Broker’s duties and responsibilities hereunder shall always be subject to the policies and directives of the board of directors of the Company as communicated from time to time to the Broker.  Subject to the above, the precise duties, responsibilities and authority of the Broker may be expanded, limited or modified, from time to time, at the discretion of the board of directors of the Company.

5.          Commission. Because of their permanent relation the Company shall pay the Broker a lump sum commission in the amount of United States Dollars $150,000 per month, starting on the 1st day of January 2023 payable quarterly in advance plus 2.5% on the hire agreed per charter party for each Vessel, subject to required deductions and withholdings. Commissions on a percentage basis for specific deals may be agreed by separate agreements in writing.

6.         Expenses. The Company shall not pay or reimburse the Broker for any out-of pocket expenses as such expenses are included in the commission paid to the Broker.

7.           Termination. This Agreement, unless otherwise agreed in writing between the parties, shall be terminated as follows:

(a)  At the end of the Term, unless extended by mutual agreement in writing.

(b)  The parties, by mutual agreement, may terminate this Agreement at any time.

(c)  Either party may terminate this Agreement for any material breach by the other party of their respective obligations under this Agreement.

8.           Change of Control.

(a)  In the event of a “Change in Control” (as defined herein) within  the duration of this Agreement, the Broker has the option to terminate this Agreement within six (6) months following such Change in Control, and shall be eligible to receive the payment specified in sub-paragraph (c), below, provided that the conditions of said paragraph are satisfied.

(b)  For purposes of this Agreement, the term “Change of Control” shall mean the:

(i)       event where Diana Shipping Inc. ceases to have the highest voting control of any matter submitted to the vote of the common shareholders  of the Company.

(ii)       consummation of a reorganization, merger or consolidation of the Company or the sale or other disposition of all or substantially all of the assets of the Company and/or of the Affiliates; or

(iii)      approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

 (c)        If the Broker terminates this Agreement within six (6) months following a Change of Control, the Broker shall receive a payment equal to five (5) years’ annual commission. Receipt of the foregoing shall be contingent upon the Broker’s execution and non-revocation of a Release of Claims in favor of the Company and the Affiliates in a form that is reasonably satisfactory to the Company and its counsel.

9.           Notices. Every notice, request, demand or other communication under this Agreement shall:

(a)         be in writing delivered personally or by courier or by fax or shall be served through a process server;

(b)       be deemed to have been received, subject as otherwise provided in this Agreement in the case of fax upon receipt of a successful transmission report (or —if sent after business hours— the following business day) and in the case of a letter when delivered personally or through courier or served at the address below; and

(c)          be sent:
(i)  If to the Company, to:
OceanPal Inc.
c/o Steamship Shipbroking Enterprises Inc.
Pendelis 26, Palaio Faliro, 175 64
Athens, Greece
Telephone: +30 210 9485360
Telefax: +30 210 9401810
Attn: Chief Executive Officer

(ii)  If to the Broker, to:
Steamship Shipbroking Enterprises Inc.
Pendelis 26, Palaio Faliro, 175 64
Athens, Greece
Telephone: +30 210 9485360
Telefax: +30 210 9401810
Attn: Director and President

or to such other person, address or telefax, as is notified by the relevant Party to the other Party to this Agreement and such notification shall not become effective until notice of such change is actually received by the other Party. Until such change of person or address is notified, any notification to the above addresses and fax numbers are agreed to be validly effected for the purposes of this Agreement.

10.         Entire Agreement. This Agreement supersedes all prior agreements written or oral, with respect thereto.

11.         Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by the parties.

12.       Independent Contractor. All services provided hereunder shall be provided by the Broker as an independent contractor. No employment contract, partnership or joint venture between the Broker and the Company has been created in or by this Agreement or as a result of services provided hereunder.

13.       Assignment. This Agreement, and the Broker’s rights and obligations hereunder, may not be assigned by the Broker; any purported assignment in violation hereof shall be null and void.  This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company; provided, however, that in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets and business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights hereunder to the successor to its assets and business.

14.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representative.

15.        Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

16.         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17.         Governing Law and Jurisdiction.

(a)         This Agreement shall be governed by and construed in accordance with English Law.

(b)       Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

OCEANPAL INC.

/s/ Robert Perri
By: Robert Perri
Title: Chief Executive Officer

STEAMSHIP SHIPBROKING ENTERPRISES INC.

/s/ Ioannis Zafirakis
By: Ioannis Zafirakis
Title: Director and Treasurer